

Exhibit 16(i) under Form N-1A
Exhibit 99 under Item 601/Reg. S-K




Federated Aggressive Growth Fund
Class C Shares
                                          Yield = 2{( $0.00        -     $245.35   )+1)^6-1}=
                                                      ------------------------------------------------------------------
Computation of SEC Yield                              13,151       *(    $9.16     -                   0.00000)
As of:  April 30, 1997
                                                      SEC Yield =        -2.43%
                                                                         ==========

Dividend and/or Interest
Inc for the 30 days ended       $0.00

Net Expenses for                $245.35
the Period

Avg Daily Shares
Outstanding and entitled
to receive dividends            13,151

Maximum offering price          $9.16
per share as of 4/30/97

Undistributed net income        0.00000



